Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

DATED AS OF

April 8, 2011

BY AND AMONG

NOVELOS THERAPEUTICS, INC.,

CELL ACQUISITION CORP.,

AND

CELLECTAR, INC.

EXHIBITS

A –	Knowledge of Parent - List of Individuals
B-1 –	Form of Opinion of Michael Best & Friedrich LLP
B-2 –	Form of Opinion of Neider & Boucher, S.C.
C –	Form of Opinion of Foley Hoag LLP

INDEX OF DEFINED TERMS

Action	2
Affiliate	2
Affiliated Group	2
Aggregate Exercise Price	2
Agreement	1
Allocation Certificate	9
Articles of Merger	6
Assets	27
Assumed Option	7
Balance Sheet Date	2
Beneficially Own or Beneficially Owning	2
Business Day	2
Certificates	8
Closing	7
Closing Date	7
Code	2
Company	1
Company Audited Financial Statements	15
Company Balance Sheet	2
Company Common Options	3
Company Common Stock	2
Company Convertible Securities	14
Company Copyrights	22
Company Disclosure Letter	12
Company Employee	26
Company Employee Plans	18
Company ERISA Affiliate	18
Company Fully Diluted Shares	3
Company Insurance Coverage	25
Company Intellectual Property Rights	22
Company Marks	22
Company Material Contracts	20
Company Option Plan	3
Company Organizational Documents	12
Company Patents	22
Company Pharmaceutical Product	24
Company Shareholder	3
Company Shareholder Written Consents	41
Company Trade Secrets	24
Company Transaction Expenses	3
Confidentiality Agreement	41
Contract	3
Copyrights	22
Dissenting Shareholder	10
Dissenting Shares	10

v

Effective Date	6
Effective Time	6
End Date	48
Environmental Laws	25
ERISA	17
Exchange Act	3
Exchange Agent	8
FDA	24
FDCA	24
Financing	1
FINRA	3
GAAP	3
Governmental Authority	3
HSR Act	14
Indebtedness	3
Indemnified Parties	43
Intellectual Property Rights	22
IRS	3
knowledge of Parent	4
knowledge of the Company	3
Law	4
Leases	4
Lien	4
Litigation	17
Marks	22
Material Adverse Effect	4
Merger	1
Merger Consideration	4
Merger Subsidiary	1
Merger Subsidiary Common Stock	5
Parent	1
Parent Balance Sheet	5
Parent Common Stock	1
Parent Copyrights	36
Parent Disclosure Letter	27
Parent Employee	39
Parent Employee Plans	33
Parent ERISA Affiliate	33
Parent Insurance Coverage	39
Parent Intellectual Property Rights	36
Parent Marks	36
Parent Material Contracts	35
Parent Option	8
Parent Organizational Documents	28
Parent Patents	36
Parent Pharmaceutical Product	37

Parent Trade Secrets	37
Patents	22
Permits	5
Permitted Liens	5
Person	5
Pharmaceutical Product	24
Post-Closing Tax Period	5
Pre-Closing Tax Period	5
Representatives	5
Requisite Shareholder Approval	5
Restraints	45
Reverse Split	1
SEC	5
SEC Reports	30
Securities Act	5
Shares	5
Software	22
Stock Exchange Ratio	5
Straddle Period	5
Subsidiary	5
Surviving Corporation	6
Tail Policy	44
Tax Claim	6
Tax Return	6
Taxes	6
Taxing Authority	6
Third Party Rights	23
Trade Secrets	22
Transfer Taxes	45
Treasury Regulations	6
Union	26
WBCL	1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 8, 2011, is entered into by and among Novelos Therapeutics, Inc., a Delaware corporation (“Parent”), Cell Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Cellectar, Inc., a Wisconsin corporation (the “Company”).

WITNESSETH:

WHEREAS, Parent, Merger Subsidiary and the Company intend to effect a merger (the “Merger”) of the Company with and into Merger Subsidiary in accordance with this Agreement and the Wisconsin Business Corporation Law (the “WBCL”), with Merger Subsidiary to be the surviving corporation of the Merger.

WHEREAS, the Board of Directors of the Company has unanimously (i) approved and adopted the Plan of Merger set forth in this Agreement and the transactions contemplated hereby (including the Merger), and (ii) recommended that the Company Shareholders approve this Agreement and the transactions contemplated hereby (including the Merger).

WHEREAS, (i) the Board of Directors of Parent has unanimously determined that it is in the best interests of Parent to consummate the Merger in accordance with the terms of this Agreement and approved this Agreement and the transactions contemplated hereby (including the Merger) and (ii) (a) the Board of Directors of Merger Subsidiary has approved and adopted the Plan of Merger set forth in this Agreement and the transactions contemplated hereby (including the Merger), and (b) Parent, the sole shareholder of Merger Subsidiary, has approved the Plan of Merger set forth in this Agreement and the transactions contemplated hereby (including the Merger).

WHEREAS, the Boards of Directors of Parent and Merger Subsidiary have determined that it is in the best interests of their respective corporations and shareholders to consummate the Merger in accordance with the terms of this Agreement.

WHEREAS, concurrently with, and contingent upon the completion of the Merger, Parent is entering into Securities Purchase Agreement with certain investors (the “Securities Purchase Agreement”) which provides for an equity financing involving the issuance and sale of shares of its common stock, par value $0.00001 per share (the “Parent Common Sock”), to accredited investors in a transaction exempt from the registration requirements of the Securities Act, as amended (the “Financing”).

WHEREAS, in anticipation of the Merger and the Financing, Parent has effected a 153-for-1 reverse split of the Parent Common Stock (the “Reverse Split”).

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization described in Section 368(a)(1)(A) of the Code (as defined herein).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions.  When used in this Agreement, the following terms shall have the respective meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Action” means any litigation, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of the voting securities, by contract or otherwise.  Beneficial Ownership of 50% or more in voting power of the outstanding voting securities of a Person shall constitute “control” for purposes hereof.

“Affiliated Group” means any consolidated, affiliated, combined or unitary group of corporations for federal, state, local or foreign Tax purposes with respect to which the Company is or has been a member.

“Aggregate Exercise Price” means the aggregate amount of the exercise prices with respect to all Company Options outstanding immediately prior to the Effective Time.

“Balance Sheet Date” means December 31, 2010.

“Beneficially Own” or “Beneficially Owning” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in the Commonwealth of Massachusetts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company, dated as of December 31, 2010, a copy of which is set forth in Section 3.5(a) of the Company Disclosure Letter.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Fully Diluted Shares” means the sum of (i) the number of outstanding shares of Company Common Stock, and (ii) the number of shares of Company Common Stock issuable, directly or indirectly, upon conversion, exercise or exchange of securities of the Company that are by their terms convertible into, or exercisable or exchangeable for, Company Common Stock.

“Company Option Plans” means the Cellectar, Inc. 2008 Stock Option Plan adopted on July 9, 2008 and the Cellectar, LLC Amended and Restated 2006 Unit Option Plan adopted on January 31, 2006 and amended and restated on December 18, 2006.

“Company Options” means all options to purchase Common Stock granted under the Company Option Plans that are outstanding immediately prior to the Effective Time.

“Company Shareholder” means a holder of Shares.

“Company Transaction Expenses” means all out-of-pocket costs, fees and expenses payable by the Company in connection with this Agreement and the consummation of the transactions contemplated hereby, including without limitation, to (i) XMS Capital Partners and (ii) outside counsel, accountants and other advisors retained by the Company.

“Contract” means any written agreement, deed, mortgage, license, lease, note or other contract, including any written amendment, extension, renewal or guarantee with respect thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, instrumentality, department, commission or administration or any court, tribunal or judicial or arbitrary body.

“Indebtedness” means with respect to any Person, all obligations contingent or otherwise, in respect of: (a) borrowed money; (b) indebtedness evidenced by notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable); (e) conditional sale or other title retention agreements; (f) reimbursement obligations, whether contingent or matured, with respect to letters of credit (whether drawn or undrawn), bankers’ acceptances and surety bonds (without duplication of other indebtedness supported or guaranteed thereby); (g) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (g); and (h) the guaranty of the Indebtedness of any other Person.

“IRS” means the Internal Revenue Service of the United States.

“knowledge of the Company” or words of similar import means the actual knowledge, after due inquiry, of Jamey Weichert or Chris Blakley.

“knowledge of Parent” or words of similar import means the actual knowledge, after due inquiry, of the executive officers of Parent set forth in Exhibit A.

“Law” means any law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees and rulings thereunder), ordinance, writ, statute or treaty.

“Leases” of any Person means all leases or subleases, including all amendments, extensions and renewals with respect thereto, pursuant to which such Person uses any leased real property.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Material Adverse Effect” on a Person means a material adverse effect on (a) the business, assets financial condition, operations or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person to perform its obligations pursuant to this Agreement and to consummate the Merger in a timely manner, other than any effect relating to (i) the economy in general in the United States or any state or locality in which such Person or any of its Subsidiaries conducts, or proposes to conduct, business, provided that such effect does not affect such Person or its Subsidiaries in a disproportionate manner compared to other Persons operating in the industries or markets in which such first Person operates; (ii) United States or global financial or securities markets or conditions or any act of terrorism, similar calamity or war; (iii) the health services industry generally or the disease management industry generally, provided that such effect does not affect such Person and its Subsidiaries in a disproportionate manner compared to other Persons operating in such industries; (iv) changes in applicable Law or regulations or in GAAP or regulatory accounting principles; (v) any action taken by the Company or the Parent with the other’s written consent or any action taken by any party hereto in compliance with the terms of this Agreement; (vi) the execution and delivery of this Agreement or announcement of the transactions contemplated hereby or the identity, business or operations of Parent or its Subsidiaries; (vii) with respect to Parent, any failure by Parent to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period ending on or after the date of this Agreement, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect on Parent; or (viii) with respect to Parent, a decline in the price of the Parent Common Stock on the Over-the-Counter Bulletin Board of the FINRA or other principal stock exchange or quotation system on which the Parent Common Stock is then listed or quoted.

“Merger Consideration” means the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.2(a).

“Merger Subsidiary Common Stock” means the common stock, $0.001 par value per share, of Merger Subsidiary.

“Orders” means all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.

“Parent Balance Sheet” means the unaudited consolidated balance sheet of Parent, dated as of September 30, 2010, included with Parent’s quarterly report on Form 10-Q for the period ended September 30, 2010.

“Parent Common Stock” means the common stock, $.00001 par value per share, of the Parent.

“Parent Options” means all options and warrants to purchase Parent Common Stock that are outstanding immediately prior to the Effective Time.

“Permits” means all licenses, registrations, franchises, permits, certificates and approvals granted by or obtained from any Governmental Authority and used by a Person in connection with the conduct of its business.

“Permitted Liens” means (i) Liens for current Taxes not yet due, (ii) Liens of any materialmen, mechanics, workmen, repairmen, contractors, warehousemen, carriers, suppliers, vendors or equivalent Liens if payment is not yet due on the underlying obligation and (iii) any other Liens on an asset that do not, individually or in the aggregate, materially affect the value of such asset in the ordinary course of business.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association and any other entity or “group” (as such term is defined in Rule 13d-5(b)(1) of the Exchange Act).

“Post-Closing Tax Period” means any taxable period (and any portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (and any portion of a Straddle Period) ending on or before the Closing Date.

“Representatives” means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

“Requisite Shareholder Approval” means the approval and adoption of the Agreement and the Merger by the affirmative vote of holders of at least a majority of the then outstanding shares of Company Common Stock.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of the Company’s capital stock.

“Stock Exchange Ratio” means 0.8435.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company or other Person of which (or in which), directly or indirectly, more than 50% of (i) the issued and outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors of such corporation or (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other Person, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

“Tax Claim” means a notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes.

“Tax Return” means any return, report or similar statement supplied to or required to be supplied to any Taxing Authority, including, any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees, duties, customs, tariffs or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation or unemployment compensation, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury under the Code, as amended.

ARTICLE II

THE MERGER

Section 2.1      The Merger; Closing.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, as soon as reasonably practicable on the Closing Date, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing the Articles of Merger with the Wisconsin Department of Financial Institutions, in such form as is required by, and executed in accordance with, the relevant provisions of the WBCL (the “Articles of Merger”) (the date and time of such filing of the Articles of Merger, or such later date or time as may be agreed by each of the parties hereto and specified in the Articles of Merger, being the “Effective Date” and “Effective Time”, respectively).

(b)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Subsidiary in accordance with the requirements of the WBCL, whereupon the separate legal existence of the Company shall cease.  Merger Subsidiary shall be the surviving corporation in the Merger (the “Surviving Corporation”).

(c)           At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the WBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(d)           The closing of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m. local time, as soon as reasonably practicable, but in any event not later than five (5) Business Days after the satisfaction or, to the extent permitted hereby, waiver of all of the conditions to the Merger, other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions, unless this Agreement shall have been terminated pursuant to its terms or another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”).  The Closing shall be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts, or at such other time and place as may be mutually agreed to by the Parties, including, but not limited to, Closing via e-mail or facsimile.

Section 2.2     Effect of the Merger on Capital Stock of the Company and Merger Subsidiary.

At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or any Company Shareholder, the capital stock of each of the Company and Merger Subsidiary shall be converted or canceled, as the case may be, as provided in this Section 2.2, in accordance with, and not in addition to, the Articles of Incorporation of the Company (in the event of a conflict with respect to distributions to the Company Shareholders between this Section 2.2 and the Company’s Articles of Incorporation, the Company’s Articles of Incorporation shall control):

(a)           Subject to the provisions of Section 2.6 and Article VI, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive such number of fully paid and nonassessable shares of Parent Common Stock equal to the Stock Exchange Ratio.

(b)           Each share of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)           Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.3     Effect of the Merger on Company Options.  All Company Stock Options which are not vested as of the date hereof shall be accelerated and vested prior to the Effective Time.  If such Company Stock Options remain unexercised at the Effective Time, such Company Stock Options shall no longer be outstanding and shall automatically be canceled and retired and the holder of such Company Stock Option shall cease to have any rights with respect thereto.

Section 2.4     Exchange.

(a)           Exchange Agent.  Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the issuance of Merger Consideration in accordance with the terms of this Section 2.4.  Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Shares, for delivery by the Exchange Agent in accordance with this Article II, the Merger Consideration into which the Shares shall have been converted, which shares of Parent Common Stock shall not be used for any other purpose.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time but in any event not later than three (3) business days thereafter, the Exchange Agent shall mail to each holder of record of Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificate or certificates evidencing the Shares held by such holder (the “Certificates”) shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration.  Each holder of record of Shares shall be entitled to receive the Merger Consideration upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent.  Upon issuance of the Merger Consideration pursuant to the provisions of this Article II, each Certificate so surrendered or transferred shall forthwith be canceled.  Notwithstanding the foregoing, in the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, issuance of Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Merger Consideration to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(c)           No Further Rights.  Each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.4 the Merger Consideration into which the Shares evidenced thereby shall have been converted pursuant to Section 2.2.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

Section 2.5     No Fractional Shares.

Notwithstanding any other provision of this Agreement to the contrary, each Company Shareholder entitled to receive shares of Parent Common Stock pursuant to Section 2.2 that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such Company Shareholder and the aggregate number of Shares represented thereby) shall, upon surrender of such Company Shareholder’s Certificates, receive, in lieu of such fraction of a share, an amount of cash (without interest and after giving effect to any required withholdings) equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) $0.75.

Section 2.6     Adjustment to Exchange Ratio.

In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the number of outstanding shares of Parent Common Stock or outstanding Shares shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio shall be proportionately adjusted.

Section 2.7     Allocation Certificate.

At or prior to the Closing, the Company shall deliver to Parent a certificate (the “Allocation Certificate ”) of the Company signed by the acting chief executive officer of the Company certifying as of the Effective Time, as to (A) the identity and address of each record holder of shares of each class and series of capital stock of the Company and the number of shares of each such class and series held by such holder, and (B) the amount set forth in Section 2.2 which shall be deemed the definitive allocation of the Merger Consideration payable to the Company Shareholders in connection with the Merger hereunder.

Section 2.8     Withholding Rights.

Notwithstanding anything to the contrary contained in this Agreement, each of the Company, the Surviving Corporation (or any successor thereto), and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law, including any withholding from any payment that is treated as wages or compensation for the performance of services.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9      Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming the Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation (or any successor thereto), the delivery of an agreement of indemnification in form reasonably satisfactory to Parent, as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this Article II.

Section 2.10    Certificate Legends.

The shares of Parent Common Stock to be issued pursuant to this Article II shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances.  Each certificate evidencing shares of Parent Common Stock to be issued pursuant to this Article II shall bear the following legends:

•
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE LAW AND HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES.  SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION UNDER THE ACT.”

•	any legends required by state securities laws.

Section 2.11    Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, the Shares of any Company Shareholder who has demanded and perfected dissenters’ rights, or who still has the right to demand and perfect dissenters’ rights, for such Shares in accordance with the WBCL and who has not effectively withdrawn or lost such appraisal rights in accordance with the WBCL (collectively, the “Dissenting Shares” and each holder of Dissenting Shares, a “Dissenting Shareholder”) shall not be converted into, or represent the right to receive, a portion of the Merger Consideration, but the holder thereof shall only be entitled to such rights as are granted by the WBCL.  Notwithstanding the foregoing sentence, if any Company Shareholder who demands appraisal of such Shares under the WBCL (and who has not voted or consented in writing in favor of the adoption of this Agreement) shall effectively withdraw or forfeit the right to appraisal, then, as of the later of the Effective Time and the occurrence of such withdrawal or forfeiture, such Company Shareholder’s Shares shall thereupon automatically be converted into and represent only the right to receive, a portion of the Merger Consideration in the manner provided in this Article II, without interest, upon surrender of the Certificate(s) representing all such Shares and compliance with the other requirements set forth in this Article II.

(b)           The Company or the Surviving Corporation (or any successor thereto), as the case may be, shall provide Parent with prompt notice after receipt by the Company or the Surviving Corporation (or any successor thereto) of any demands under Section 180.1301 et seq. of the WBCL, withdrawals of such demands, and any other instruments served pursuant to the WBCL and received by the Company or the Surviving Corporation (or any successor thereto), and the Company and Parent shall cooperate with respect to all negotiations and proceedings with respect to demands under Section 180.1301 et seq. of the WBCL.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payments with respect to any demands under Section 180.1301 et seq. of the WBCL or offer to settle or settle any such demands.

Section 2.12    Articles of Incorporation; Bylaws.

(a)           At the Effective Time, the Articles of Incorporation of the Merger Subsidiary in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth in the Articles of Merger, and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Articles of Incorporation, provided that Parent will maintain the provisions relating to the indemnification of directors, officers and employees contained therein consistent with Section 5.8.

(b)           At the Effective Time, the Bylaws of Merger Subsidiary immediately prior to the Effective Time shall be amended to change all references to the name of the Merger Subsidiary to “Cellectar, Inc.”, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws, provided that Parent will maintain the provisions relating to the indemnification of directors, officers and employees contained therein consistent with Section 5.8.

Section 2.13    Directors and Officers.  Except as otherwise determined by Parent, the directors of Parent effective immediately following the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the written disclosure letter delivered by the Company to Parent and Merger Subsidiary in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being acknowledged and agreed by Parent and Merger Subsidiary that any matter set forth in any section or subsection of the Company Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by the Company, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect on the Company, or is otherwise material for purposes of this Agreement or the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary as follows:

Section 3.1      Organization and Qualification; Charter Documents.

(a)           The Company is duly organized and validly existing under the laws of the State of Wisconsin and has the requisite corporate power and authority, and all Permits from Governmental Authorities that are necessary, to own, operate and lease the properties that it owns, operates and leases and to carry on its business as now being conducted.  The Company is duly qualified to transact business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction in which it carries on its business or owns, leases or subleases property, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.  The Company has no Subsidiaries.  To the knowledge of the Company, each of the Company Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing.

(b)           The Company does not own any capital stock of, or any equity interest of any nature in, any other Person.  The Company has not agreed and is not obligated to make, and is not bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.  The Company has not, at any time, been a general partner of any general partnership, limited partnership or other entity.

(c)           The Company has made available to Parent prior to the execution of this Agreement complete and correct copies of the Articles of Incorporation of the Company, as amended and currently in effect, and the Bylaws of the Company, as amended and currently in effect (collectively, the “Company Organizational Documents”).  Section 3.1(c) of the Company Disclosure Letter lists the directors and officers of the Company as of the date hereof.

Section 3.2      Corporate Authorization; Enforceability; Board and Shareholder Action.

(a)           The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Requisite Shareholder Approval, to consummate the transactions and perform the obligations contemplated hereby (including the Merger).  The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and, subject to obtaining the Requisite Shareholder Approval, the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, except as set forth in Section 3.2(a) of the Company Disclosure Letter and for the receipt of the Requisite Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by each of Parent and Merger Subsidiary, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(b)           The Board of Directors of the Company, at a meeting duly called and held, unanimously (i) approved and adopted the Plan of Merger set forth in this Agreement and approved the transactions contemplated hereby (including the Merger), and (ii) recommended that the Company Shareholders vote for the approval of the Plan of Merger set forth in this Agreement and the transactions contemplated hereby (including the Merger).

Section 3.3      Consents and Approvals; No Violations.

(a)           Except as set forth in Section 3.3(a) of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement, and performance of this Agreement will not, (i) conflict with or result in any violation or breach of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.3(b), materially conflict with or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty under or result in the imposition of any material Lien on any of the assets of the Company under, any of the terms, conditions or provisions of any Company Material Contract or under any Company Employee Plan or from any participant in any Company Employee Plan or (iii) assuming compliance with the matters referred to in Section 3.3(b), conflict with or violate in any material respect any Permit of the Company or any Law applicable to the Company or any of the properties or assets of the Company.

(b)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) require no material consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority other than (i) the filing of the Articles of Merger in accordance with the WBCL, and (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Section 3.4      Capitalization.

(a)           The authorized capital stock of the Company consists of 17,000,000 shares of Company Common Stock.

(b)           As of the date hereof and as of immediately prior to the Closing, the issued and outstanding capital stock of the Company consists of 15,198,699.04 shares of Company Common Stock.  All such issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable shares of capital stock of the Company.  As of the date hereof and as of immediately prior to the Closing, there are outstanding Company Options to purchase up to an aggregate of 1,038,300 shares of Company Common Stock.  No shares of capital stock of the Company are held in the treasury of the Company.

(c)           None of the issued and outstanding shares of capital stock of the Company were or, upon issuance in connection with Company Options, will be, issued in violation of any preemptive rights.  Except for the Company Options and except as set forth in Section 3.4(c) of the Company Disclosure Letter, there is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, sale, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of the capital stock of the Company or other securities convertible into or exchangeable for capital stock of the Company or that provides for any stock appreciation, phantom stock or similar right (the “Company Convertible Securities”).  Except as set forth in Section 3.4(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other securities convertible into or exchangeable for capital stock of the Company or that provides for any stock appreciation, phantom stock, or similar right.  The Shares described in Sections 3.4(b) constitute all of the issued and outstanding capital stock of the Company.  Section 3.4(c) of the Company Disclosure Letter sets forth a true and complete list of holders of the Company’s capital stock, showing the number of shares of each class and series of the Company’s capital stock held by each such holder.  Except as set forth in Section 3.4(c) of the Company Disclosure Letter and except for this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company.  There are no agreements to register any securities of the Company or sales or resales thereof under the federal or state securities laws.  Section 3.4(c) of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding Company Options, the number and class and series of shares of capital stock of the Company issuable in connection therewith, the applicable exercise or conversion price with respect thereto and the holders thereof.  The Company has not waived, delayed or deferred any payment of any exercise price of any Company Option that has been exercised or converted, as the case may be.  As of immediately prior to the Effective Time, the Company Convertible Securities (other than the Company Options) shall have been converted into shares of Company Common Stock in the amounts set forth in Section 3.4(c) of the Company Disclosure Letter, and no Company Convertible Securities shall be outstanding.

Section 3.5      Financial Information.

(a)           True and complete copies of (i) the audited balance sheets of the Company at December 31, 2009, December 31, 2008 and December 31, 2007, and the related audited statements of income, shareholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s accountants (the “Company Audited Financial Statements”) and (ii) the Company Balance Sheet and the related consolidated statements of income and cash flows of the Company for the twelve months ended December 31, 2010 (collectively referred to herein as the “Company Unaudited Financial Statements”) are set forth in Section 3.5(a) of the Company Disclosure Letter.

(b)           Except as set forth in Section 3.5(b) of the Company Disclosure Letter, the Company Audited Financial Statements and the Company Unaudited Financial Statements (i) present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby and (ii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and accurately reflect, in all material respects, the Company's books and records (except for adjustments required by the Company's auditor in connection with such auditor's audit of the Financial Statements) except, with respect to clauses (i) and (ii) above, in the case of the Company Unaudited Financial Statements, for normal and recurring year-end adjustments which will not be material in amount and for the absence of footnote disclosure.

(c)           The Company is in compliance with any and all requirements of the Sarbanes-Oxley Act of 2002 that are applicable to the Company and any and all rules and regulations promulgated by the Commission thereunder that are applicable to the Company.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.6      Absence of Certain Changes.

Except for the matters contemplated by this Agreement or as set forth in Section 3.6 of the Company Disclosure Letter, since the Balance Sheet Date the Company has conducted its business in the ordinary course of business and there has not occurred:

(i)       any event that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(ii)      any acquisition by the Company (a) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (b) of any assets that are material, individually or in the aggregate, to the Company, considered as a whole, except purchases of inventory in the ordinary course of business;

(iii)     any sale, lease, license, pledge or other disposition of any material asset of the Company, other than in the ordinary course of business, in excess of $50,000;

(iv)     any amendment to any Company Organizational Documents;

(v)      (a) any declaration or payment of any dividend or other distribution in respect of any capital stock or securities of the Company, (b) any split, combination or reclassification of any of the capital stock or securities of the Company or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for shares of the capital stock of the Company or any of their other securities, or the grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of capital stock of the Company or any of their other securities, or (c) any purchase, redemption or other acquisition of any shares of the capital stock of the Company or any other of their securities or any rights, warrants or options to acquire any such shares or other securities;

(vi)     (a) any incurrence of any Indebtedness of the Company (other than in the ordinary course of business), (b) any issuance, sale or amendment of any debt securities or options, warrants or other rights to acquire any debt securities of the Company, any guarantee of any debt securities of another Person, any “keep well” or other agreement to maintain any financial statement condition of another Person or any arrangement having the economic effect of any of the foregoing, (c) any loans, advances (other than routine advances of business expenses to employees of the Company in the ordinary course of business) or capital contributions to, or investment in, any other Person, except for investments in the ordinary course of business in debt securities maturing not more than ninety (90) days after the date of investment, or (d) any hedging agreement or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;

(vii)    any amendment, modification, rescission, termination, waiver or release of any Company Material Contract;

(viii)   any Lien placed on any of the assets or properties of the Company other than a Permitted Lien;

(ix)      any resignation, termination or removal of any officer of the Company or change in the terms and conditions (including salary, bonus, severance and benefit terms) of the employment of any officers of the Company or the establishment of any new employee benefit plan or program or the amendment of any existing employee benefit plan or program (including, in each case, deferred compensation and bonus plans);

(x)       any transaction with any Affiliate; or

(xi)      any agreement or understanding to take any of the actions specified in subsections (i)–(x) above.

Section 3.7      Undisclosed Liabilities.

Except as set forth in Section 3.7 of the Company Disclosure Letter, since the Balance Sheet Date through the date of this Agreement, the Company has not incurred any liabilities of any nature, whether accrued, absolute, contingent, liquidated or unliquidated, matured or unmatured, or otherwise that would be required by GAAP, applied on a basis consistent with the Company Reference Balance Sheet, to be set forth on a consolidated balance sheet or notes thereto of the Company, except for liabilities incurred (a) in the ordinary course of business, (b) that, individually or in the aggregate, would not reasonably be likely to be material to the Company, or (c) pursuant to this Agreement or the transactions contemplated hereby.

Section 3.8      Litigation.

(a)           Except as set forth in Section 3.8(a) of the Company Disclosure Letter, there is no material litigation, investigation, action, suit or other proceeding at law or in equity (each, a “Litigation”) pending or, to the knowledge of the Company, threatened in writing (i) by or against the Company; or (ii) that challenges the Merger or the other transactions contemplated by this Agreement.

(b)           Except as set forth in Section 3.8(b) of the Company Disclosure Letter, there are no material judgments, injunctions, writs, orders or decrees binding on the Company or any of its properties or assets.

Section 3.9      Compliance with Laws.

Except as set forth in Section 3.9 of the Company Disclosure Letter, none of the Company or its assets or business are the subject of or bound by any Order.  To the Company’s knowledge, the Company is in compliance in all material respects with all applicable Laws and Orders.  To the Company’s knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a material violation of or material failure to comply with any term or requirement of any Laws or Orders.

Section 3.10    Employee Benefit Plans.

(a)           Section 3.10(a) of the Company Disclosure Letter contains a true and complete list of each incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); deferred compensation or “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement under which the Company may have outstanding obligations; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (a “Company ERISA Affiliate”), or to which the Company or any Company ERISA Affiliate is a party, for the benefit of any current or former employee or director of the Company (collectively, the “Company Employee Plans”).  The Company does not sponsor and has not sponsored any Company Employee Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or directors of the Company, except as required by Section 4980B of the Code.  To the knowledge of the Company, no written or oral communication has been made that would prevent the Company from amending or terminating any Company Employee Plan providing health or medical or life insurance benefits in respect of any retired, former or current employee or director of the Company. Neither the Company nor any Company ERISA Affiliate has in the past six years maintained or contributed to any Company Employee Plan or any plan that would be considered to be a Company Employee Plan if in existence as of the date hereof that is subject to Title IV of ERISA or is a Multiemployer Plan as defined in Section 3(37) of ERISA.

(b)           No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and none of the Company or any Company ERISA Affiliate made, or was required to make, contributions to any Title IV Plan during the five (5) year period ending on the last day of the most recent Title IV Plan year ending prior to the Closing Date.

(c)           Each Company Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with applicable Law, including ERISA and the Code.

(d)           Each Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a letter from the Internal Revenue Service stating that it is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and the Company is not aware of any facts or circumstances that could adversely affect the qualified status of any such Company Employee Plan.

(e)           There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Employee Plan, by any Person or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits).

(f)           The Company does not maintain any deferred compensation plan that is subject to Section 409A of the Code.

Section 3.11    Taxes.

(a)           Except as set forth in Section 3.11(a) of the Company Disclosure Letter: (i) all Tax Returns required to be filed by or on behalf of the Company have been timely and properly filed, and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) all material Taxes due and owing by the Company have been paid, or adequately reserved for on the Company Balance Sheet, whether or not shown on any Tax Return, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and appear on the Company Balance Sheet; (iii)  the Company has never received written notice of any Tax Claim from any Governmental Authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (iv) no Governmental Authority is now asserting or, to the knowledge of the Company, threatening in writing to assert against the Company any Tax Claim; (v) the Company has complied in all material respects with all Laws, rules and regulations relating to the payment and withholding of Taxes; (vi)  the Company has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is the Company) and does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; and (vii)  the Company is not a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or, to the Company’s knowledge, any similar material written or unwritten agreement or arrangement with respect to Taxes to which the Company is a party or by which the Company is bound that will not be terminated on the Closing Date.

(b)           Except as set forth in Section 3.11(b) of the Company Disclosure Letter, the Company has not (i) entered into a closing agreement or other similar agreement with a Taxing Authority relating to Taxes of the Company with respect to a taxable period for which the statute of limitations is still open or (ii) granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding.  Except as set forth in Section 3.11(b) of the Company Disclosure Letter, there are no Liens relating to Taxes upon the assets of the Company other than Liens relating to current Taxes not yet due and payable or Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and appear on the Company Balance Sheet.

(c)           Except as set forth in Section 3.11(c) of the Company Disclosure Letter, no Tax Claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction and no power of attorney has been granted with respect to any matter relating to Taxes that is currently still in effect.

(d)           The Company was not, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth in Section 3.11(d) of the Company Disclosure Letter, the Company has not been required to recognize income as a result of any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method initiated by the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method.  The Tax year of the Company for federal and state income Tax purposes is the fiscal year ended December 31.

(e)           The Company has made available to Parent (i) correct and complete copies of all U.S. federal income and all other material income Tax Returns of the Company for all taxable periods ended on or after December 31, 2007 and for any other taxable periods that remain open for audit by a Governmental Authority; (ii) copies of all examination reports and statements of deficiencies filed by, assessed against, or agreed to by the Company since inception; and (iii) copies of all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from any Governmental Authority since inception with respect to Tax matters.

(f)           The Company will not be required to include any item of income in, or exclude any item of deduction from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, or (iii) any “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) or (iv) any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13(b) (or any analogous provision of state, local or foreign Law).

(g)           The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by the Parent or the Company pursuant to Section 280G of the Code (or any analogous provision of state, local or foreign Law).

(h)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)           The Company has not entered into (i) a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or, (ii) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 3.12    Contracts.

(a)           Sections 3.12(a)(i) through (xiv) of the Company Disclosure Letter contains lists of each of the following respective types of Contracts to which the Company is a party or by which their respective assets or properties are bound as of the date hereof (with specific reference to the subsections below for which such disclosure relates) (such Contracts, “Company Material Contracts”):

(i)         each Contract that involves, or that the Company reasonably anticipates may involve, in accordance with its express terms, aggregate payments by or to the Company of more than $50,000 per year;

(ii)        each Contract for the lease of personal property by or from the Company that involves, or the Company reasonably anticipates may involve, in accordance with its express terms, payments in excess of $50,000 per year;

(iii)       each Contract with independent distributors or sales agents that involves, or the Company reasonably anticipates may involve, in accordance with its express terms, aggregate payments by or to the Company of more than $50,000 per year;

(iv)       each Contract that by its express terms limits the ability of the Company to engage in any line of business or compete with any Person or otherwise conduct its business in any geographic area or during any period of time;

(v)        all Contracts evidencing or relating to Indebtedness;

(vi)       all Leases;

(vii)      all Contracts under which any Person has directly or indirectly guaranteed the Indebtedness, liabilities or obligations of the Company or under which the Company has directly or indirectly guaranteed the Indebtedness, liabilities or obligations of any Person;

(viii)     all Contracts which are joint venture, partnership or limited liability company operating agreements or other Contracts which involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person;

(ix)        all Contracts granting or obtaining Intellectual Property Rights that are material to the Company, other than Contracts relating to “shrink wrap,” “off-the-shelf,” or otherwise readily commercially available computer software, systems or equipment;

(x)         all Contracts that require the payment of consideration by the Company upon, are terminable upon, or prohibit, a change of ownership or control of the Company;

(xi)        any employment, consulting, severance or termination Contract with any director, officer or other employee of the Company other than those that are terminable at will by the Company on no more than 30 days’ notice without liability or financial obligation on the part of the Company;

(xii)       all Contracts between the Company, on the one hand and the officers or directors of the Company, or any of their respective Affiliates, on the other hand;

(xiii)      all Contracts with any Governmental Authority; and

(xiv)      any other Contract that is material to the business of the Company, taken as a whole, as presently conducted.

(b)           A true copy of each Company Material Contract has been made available to Parent.  Except as set forth in Section 3.12(b) of the Company Disclosure Letter, each Company Material Contract is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and enforceable against each Person who is a party to such Company Material Contract in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).  Except as set forth in Section 3.12(b) of the Company Disclosure Letter, the Company is not in material breach of or material default under any Company Material Contract to which it is a party and, to the knowledge of the Company, no other party to any Company Material Contract is in material breach thereof or material default thereunder.  Except as set forth in Section 3.12(b) of the Company Disclosure Letter, no event has occurred, is pending or, to the knowledge of the Company, threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a material breach or material default by the Company under any Company Material Contract to which it is a party or, to the knowledge of the Company, any other party to any Company Material Contract.  Except as set forth in Section 3.12(b) of the Company Disclosure Letter, all Company Material Contracts are in writing.

Section 3.13    Intellectual Property.

(a)            As used in this Agreement: (i) “Intellectual Property Rights” means all (A) registered and unregistered trademarks and service marks, trade names, trade dress, logos, packaging design, slogans, and Internet domain names, together with goodwill, registrations and applications related to the foregoing (collectively, “Marks”), (B) patents, pending patent applications and patent rights and inventions, discoveries and invention disclosures (whether or not patented) (collectively, “Patents”), (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all registrations and applications to register the same, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”), (D) software, including source and object code (collectively “Software”); (E) trade secrets, know-how, customer lists, and other confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, source and object code, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and (F) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties, and (ii) “Company Intellectual Property Rights” means the Intellectual Property Rights used in the conduct of the business of the Company anywhere in the world.

(b)           Section 3.13(b) of the Company Disclosure Letter sets forth a complete and accurate list of all (i) issued Patents and pending Patent applications currently owned by or exclusively licensed to the Company (“Company Patents”), (ii) Marks that are the subject of current registrations or pending applications that are currently owned by or exclusively licensed to the Company (“Company Marks”), and (iii) Copyrights that are the subject of current registrations or pending applications and are currently owned by or exclusively licensed to the Company (“Company Copyrights”).  To the knowledge of the Company, the foregoing registrations are in effect and subsisting.  Section 3.13(b) of the Company Disclosure Letter also sets forth a complete and accurate list of all Patents, Marks and Copyrights that are licensed to the Company on a non-exclusive basis and that are material to the business of the Company, considered as a whole.

(c)           Except as set forth in Section 3.13(c) of the Company Disclosure Letter (with specific reference to the subsections below for which such disclosure relates):

(i)         with respect to the Company Intellectual Property Rights (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Rights and (B) licensed to the Company by a third party (other than commercial off the shelf software which is made available for a total cost of less than $5,000), such Company Intellectual Property Rights are provided to the Company pursuant to a written license, sublicense or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by the Company;

(ii)         All Company Patents, Company Marks and Company Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and, to the Company’s knowledge, are valid and enforceable other than registrations for Patents, Marks or Copyrights, that the Company has determined, in the exercise of its reasonable business judgment, to allow to lapse or become abandoned or canceled.  Any Company Patents, Company Marks or Company Copyrights that the Company has determined to allow to lapse or become abandoned or canceled are noted as such in Section 3.13(c)(ii) of the Company Disclosure Letter.

(iii)         There are no pending, or, to the Company’s knowledge, threatened claims against the Company or any of their respective employees alleging that (A) the using, making, having made, selling, offering for sale, importing, copying or distributing of any ideas, creations, inventions, discoveries, improvements, designs, methods, algorithms, computer programs, written works, research, data and information of any kind owned or exclusively licensed to the Company, or (B) the conduct of the business of the Company infringes or conflicts with any other Person’s Intellectual Property Rights (“Third Party Rights”).

(iv)         To the Company’s knowledge, neither the operation of the business of the Company as currently conducted, nor any activity of the Company, (A) infringes on or violates (or, following January 1, 2007, infringed on or violated) any Third Party Rights, or (B) constitutes a misappropriation of (or, following January 1, 2007, constituted a misappropriation of) any Third Party Rights or the subject matter of any Third Party Rights (in each of (A) and (B), other than the rights of any Person under any Patent), except for any such infringement, violation or misappropriation which, if found to have occurred, would not reasonably be likely to have a material effect on the Company.  To the Company’s knowledge, neither the operation of the business of the Company as currently conducted, nor any activity of the Company infringes on or violates (or, following January 1, 2007, infringed on or violated) the rights of any Person under any Patent.

(v)         No current or former employee or consultant of the Company owns any rights in or to any of the material Company Intellectual Property Rights exclusively licensed to, or purported to be owned by the Company.

(vi)        To the Company’s knowledge, there is no violation or infringement by a third party of any of the Company Intellectual Property Rights owned by, or exclusively licensed to, the Company.

(vii)       The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the business of the Company (the “Company Trade Secrets”).  Each current and former employee and consultant of the Company and any other Person who has, or has had, access to material Company Trade Secrets has executed a confidentiality agreement in the form or forms provided to Parent, and, to the Company’s knowledge, there has not been any breach by any party of such confidentiality agreements.

Section 3.14      FDA.  As to each product subject to the jurisdiction of the U.S. Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder (“FDCA”) (each such product, a “Pharmaceutical Product”) that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company (each such product, a “Company Pharmaceutical Product”), such Company Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.  There is no pending, completed or, to the Company's knowledge, threatened, action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company, and the Company has not received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Company Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Company Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company, (iv) enjoins production at any facility of the Company, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company, and which, either individually or in the aggregate, would have a Material Adverse Effect on the Company.  The properties, business and operations of the Company have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  The Company has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by the Company nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by the Company.

Section 3.15      Real Property; Leases.  The Company does not own any real property.  Section 3.15 of the Company Disclosure Letter lists all Leases.  A true and correct copy of each Lease has been made available to Parent.  Each Lease is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, is in full force and effect and enforceable against each Person who is a party to such Lease in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).  Except as set forth in Section 3.15 of the Company Disclosure Letter, no action has been taken or omitted by the Company and, to the Company’s knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a material default under any Lease.

Section 3.16      Environmental Matters.

(a)           Except as set forth in Section 3.16(a) of the Company Disclosure Letter, the Company is in material compliance with all applicable federal, state and local Laws relating to pollution, protection of the environment, or human health as it relates to exposure to hazardous materials or substances (collectively, “Environmental Laws”), and holds and is in material compliance with all material Permits required under all Environmental Laws in connection with the business of the Company.

(b)           Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there is no suit, proceeding, litigation, action, claim, investigation, demand, or notice of violation or potential responsibility pending, or, to the Company’s knowledge, threatened against the Company relating to material noncompliance with, or potential material liability under, any Environmental Law.

(c)           Except as set forth in Section 3.16(c) of the Company Disclosure Letter, the Company does not own or operate any underground storage tanks regulated under Environmental Laws.

(d)           Except as set forth in Section 3.16(d) of the Company Disclosure Letter, to the Company’s knowledge, the operations of the Company have not resulted in any release of hazardous materials or substances on any real property now or formerly operated or leased by the Company that would be reasonably likely to result in a material liability pursuant to applicable Environmental Laws.

Section 3.17      Insurance. Section 3.17 of the Company Disclosure Letter sets forth a list of all policies of insurance maintained, owned or held by or for the benefit of the Company on the date hereof.  The Company has complied with each such insurance policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.  The Company shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.

Section 3.18      Employee Matters.

(a)           Except as set forth on Section 3.18(a) of the Company Disclosure Letter, as of the date of this Agreement, the Company does not directly retain any individuals as independent contractors or consultants who work at the Company.

(b)           Except as set forth on Section 3.18(b) of the Company Disclosure Letter, (i) there is no, and during the three (3) year period prior to the date of this Agreement there has not been any, labor strike, picketing of any nature, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Company’s knowledge, threatened against or affecting the business of the Company; (ii) to the knowledge of the Company, the Company has no duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any employee of the Company (“Company Employee”) with respect to wages, hours or other terms and conditions of employment; and (iii) to the Company’s knowledge, no Union claims or demands to represent any Company Employee, there are no organizational campaigns in progress with respect to any Company Employee and no question concerning representation of such individuals exists.

(c)           Except as set forth on Section 3.18(c) of the Company Disclosure Letter, (i) the Company is not delinquent in any material payments to any Company Employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Company Employee; (ii) to the knowledge of the Company, there are no pending complaints of employment discrimination or  retaliation; (iii) to the knowledge of the Company, none of the employment policies or practices of the Company is currently being audited or investigated or subject to imminent audit or investigation by any Governmental Authority; and (iv) neither the Company nor any of its officers or senior managers is subject to any order, decree, injunction or judgment by any Governmental Authority or, to the knowledge of the Company, private settlement contract which would limit the ability of such officers or senior managers to work for the Company.

Section 3.19      Finders’ or Advisors’ Fees.  Except as set forth in Section 3.19 of the Company Disclosure Letter for XMS Capital Partners, which fees shall be paid at or prior to Closing, there are no investment bankers, brokers, advisors, finders or other intermediaries that have been retained by or are authorized to act on behalf of the Company who are entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.20      Transactions With Affiliates.  Except as set forth in Section 3.20 of the Company Disclosure Letter, there are no Contracts, Leases or commitments between the Company, on the one hand, and any of the Company’s Affiliates, or any (current or former) officer, director, employee of the Company, on the other hand, except for employment agreements as set forth in Section 3.12 of the Company Disclosure Letter, and there is no Indebtedness owing by any such aforementioned Person to or from the Company.

Section 3.21      No Illegal Payments.  Neither the Company, nor any of its directors, officers, or, to the Company’s knowledge, employees or agents, directly or indirectly, has (a) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person, or (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in each case that might subject the Company to any damage or penalty in any civil, criminal or governmental litigation, claim, suit, action, or proceeding.

Section 3.22      Assets.  The Company has good and valid title to or a valid leasehold interest in or a valid right to use, all of its assets and properties (whether tangible or intangible (the “Assets”)) that are material to its business, except for such failures to have title or a leasehold interest or a right to use that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.  The Assets are in good repair in all material respects (except for ordinary wear and tear and the need for routine maintenance) and have been maintained in all material respects in accordance with reasonable industry practices.

Section 3.23      Disclosure.  None of the information furnished or made available by the Company in this Agreement (including in the Company Disclosure Letter hereto) or in any certificate or document delivered pursuant hereto by the Company at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Except as set forth in the written disclosure letter delivered by Parent and Merger Subsidiary to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), it being acknowledged and agreed by the Company that any matter set forth in any section or subsection of the Parent Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by Parent or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of a Material Adverse Effect on Parent or is otherwise material for purposes of this Agreement or the Parent Disclosure Letter, Parent and Merger Subsidiary jointly and severally represent and warrant to Parent as follows:

Section 4.1         Organization and Qualification; Charter Documents.

(a)           Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power, authority and all Permits from a Governmental Authority that are necessary to own its properties and to carry on its business as now being conducted.  Merger Subsidiary is duly organized and validly existing under the laws of the State of Wisconsin.  Parent is duly qualified to transact business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept), in each jurisdiction in which it carries on its business or owns, leases or subleases property, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent.  Parent has no Subsidiaries other than Merger Subsidiary.  To the knowledge of Parent, each of the Parent’s Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the Closing.

(b)           Except for the capital stock of Merger Subsidiary, all of which is owned by Parent, neither Parent nor Merger Subsidiary owns any capital stock of, or any equity interest of any nature in, any other Person.  Neither Parent nor Merger Subsidiary has agreed, and neither is obligated to make, and neither is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.  Neither Parent nor Merger Subsidiary has, at any time, been a general partner of any general partnership, limited partnership or other entity.

(c)           Parent and Merger Subsidiary have made available to Parent prior to the execution of this Agreement complete and correct copies of the Certificate of Incorporation and Articles of Incorporation, respectively, of Parent and Merger Subsidiary, as amended and currently in effect, and their respective Bylaws, as amended and currently in effect (collectively, the “Parent Organizational Documents”).  Section 4.1(c) of the Parent Disclosure Letter lists the directors and officers of each of Parent and Merger Subsidiary as of the date hereof.

Section 4.2         Corporate Authorization; Enforceability; Board and Shareholder Action.

(a)           Parent and Merger Subsidiary have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions and perform the obligations contemplated hereby (including the Merger).  The execution and delivery of this Agreement, the performance by Parent and Merger Subsidiary of its obligations hereunder and the consummation of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligations of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

Section 4.3         Consents and Approvals; No Violations.

(a)           The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated by this Agreement, and performance of this Agreement will not, (i) conflict with or result in any violation or breach of the Parent Organizational Documents, (ii) assuming compliance with the matters referred to in Section 4.3(b), materially conflict with or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty under or result in the imposition of any material Lien on any of the assets of Parent under, any of the terms, conditions or provisions of any Parent Material Contract or under any Parent Employee Plan or from any participant in any Parent Employee Plan or (iii) assuming compliance with the matters referred to in Section 4.3(b), conflict with or violate in any material respect any Permit of Parent or any Law applicable to Parent or any of the properties or assets of Parent.

(b)           The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby (including the Merger) require no material consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority other than (i) the filing of the Articles of Merger in accordance with the WBCL, and (ii) compliance with any applicable requirements of the HSR Act.

Section 4.4         Capitalization.

(a)           The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 7,000 shares of Preferred Stock, par value $.00001 per share.

(b)           As of the date hereof and as of immediately prior to the Closing, after giving effect to the Reverse Split, the issued and outstanding capital stock of Parent consists of 2,959,914 shares of Parent Common Stock, before taking into account the cashing out of fractional shares in connection with the Reverse Split.  All such issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable shares of capital stock of Parent.  As of the date hereof and as of immediately prior to the Closing, after giving effect to the Reverse Split, there are outstanding Parent Options to purchase up to an aggregate of 364,399 shares of Parent Common Stock.  No shares of capital stock of Parent are held in the treasury of Parent.

(c)           None of the issued and outstanding shares of capital stock of Parent was or, upon issuance in connection with Parent Options, will be, issued in violation of any preemptive rights.  Except for Parent Options and except as set forth in Section 4.4(c) of the Parent Disclosure Letter, there is no outstanding warrant, right, option, conversion privilege, stock purchase plan, put, call or other contractual obligation relating to the offer, sale, issuance, purchase or redemption, exchange, conversion, voting or transfer of any shares of the capital stock of Parent or other securities convertible into or exchangeable for capital stock of Parent or that provides for any stock appreciation, phantom stock or similar right.  Except as set forth in Section 4.4(c) of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of its capital stock or other securities convertible into or exchangeable for capital stock of Parent or that provides for any stock appreciation, phantom stock, or similar right.  The Shares described in Sections 4.4(b) constitute all of the issued and outstanding capital stock of Parent.  Except as set forth in Section 4.4(c) of the Parent Disclosure Letter and except for this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of Parent.  There are no agreements to register any securities of Parent or sales or resales thereof under the federal or state securities laws.  Section 4.4(c) of the Parent Disclosure Letter sets forth a complete and accurate list of all outstanding Parent Options, the number and class and series of shares of capital stock of Parent issuable in connection therewith, the applicable exercise or conversion price with respect thereto and the holders thereof.  Parent has not waived, delayed or deferred any payment of any exercise price of any Parent Option that has been exercised or converted, as the case may be.

Section 4.5         Financial Information.

(a)           Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two (2) years preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.

(b)           The financial statements of Parent included in the SEC Reports (i) present fairly in all material respects the consolidated financial condition and results of operations of Parent as of the dates thereof or for the periods covered thereby and (ii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of Parent and accurately reflect, in all material respects, Parent's books and records (except for adjustments required by Parent's auditor in connection with such auditor's audit of the Financial Statements) except, with respect to clauses (i) and (ii) above, in the case of unaudited financial statements of Parent, for normal and recurring year-end adjustments which will not be material in amount and for the absence of footnote disclosure.

(c)           Parent is in compliance with any and all requirements of the Sarbanes-Oxley Act of 2002 that are applicable to Parent and any and all rules and regulations promulgated by the Commission thereunder that are applicable to Parent.  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.6        Absence of Certain Changes.

Except for the matters contemplated by this Agreement or as set forth in Section 4.6 of the Parent Disclosure Letter, since the Balance Sheet Date Parent has conducted its business in the ordinary course of business and there has not occurred:

(i)         any event that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(ii)         any acquisition by Parent (a) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or (b) of any assets that are material, individually or in the aggregate, to Parent, considered as a whole, except purchases of inventory in the ordinary course of business;

(iii)        any sale, lease, license, pledge or other disposition of any material asset of Parent, other than in the ordinary course of business, in excess of $50,000;

(iv)        any amendment to any Company Organizational Documents;

(v)         (a) any declaration or payment of any dividend or other distribution in respect of any capital stock or securities of Parent, (b) any split, combination or reclassification of any of the capital stock or securities of Parent or issuance or authorization for the issuance of any other securities in respect of, in lieu of, or in substitution for shares of the capital stock of Parent or any of their other securities, or the grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any shares of capital stock of Parent or any of their other securities, or (c) any purchase, redemption or other acquisition of any shares of the capital stock of Parent or any other of their securities or any rights, warrants or options to acquire any such shares or other securities;

(vi)         (a) any incurrence of any Indebtedness of Parent (other than in the ordinary course of business), (b) any issuance, sale or amendment of any debt securities or options, warrants or other rights to acquire any debt securities of Parent, any guarantee of any debt securities of another Person, any “keep well” or other agreement to maintain any financial statement condition of another Person or any arrangement having the economic effect of any of the foregoing, (c) any loans, advances (other than routine advances of business expenses to employees of Parent in the ordinary course of business) or capital contributions to, or investment in, any other Person, except for investments in the ordinary course of business in debt securities maturing not more than ninety (90) days after the date of investment, or (d) any hedging agreement or other financial agreement or arrangement designed to protect Parent against fluctuations in commodities prices or exchange rates;

(vii)         any amendment, modification, rescission, termination, waiver or release of any Material Contract;

(viii)         any Lien placed on any of the assets or properties of Parent other than a Permitted Lien;

(ix)        any resignation, termination or removal of any officer of Parent or change in the terms and conditions (including salary, bonus, severance and benefit terms) of the employment of any officers of Parent or the establishment of any new employee benefit plan or program or the amendment of any existing employee benefit plan or program (including, in each case, deferred compensation and bonus plans);

(x)         any transaction with any Affiliate; or

(i)          any agreement or understanding to take any of the actions specified in subsections (i)–(x) above.

Section 4.7        Undisclosed Liabilities.

Except as set forth in Section 4.7 of the Parent Disclosure Letter, since the Balance Sheet Date through the date of this Agreement, Parent has not incurred any liabilities of any nature, whether accrued, absolute, contingent, liquidated or unliquidated, matured or unmatured, or otherwise that would be required by GAAP, applied on a basis consistent with Parent Reference Balance Sheet, to be set forth on a consolidated balance sheet or notes thereto of Parent, except for liabilities incurred (a) in the ordinary course of business, (b) that, individually or in the aggregate, would not reasonably be likely to be material to Parent, or (c) pursuant to this Agreement or the transactions contemplated hereby.

Section 4.8        Litigation.

(a)           Except as set forth in Section 4.8(a) of the Parent Disclosure Letter, there is no material Litigation pending or, to the knowledge of Parent, threatened in writing (i) by or against the Parent; or (ii) that challenges the Merger or the other transactions contemplated by this Agreement.

(b)           Except as set forth in Section 4.8(b) of the Parent Disclosure Letter, there are no material judgments, injunctions, writs, orders or decrees binding on Parent or any of its properties or assets.

Section 4.9         Compliance with Laws.

Except as set forth in Section 4.9 of the Parent Disclosure Letter, none of Parent or its assets or business are the subject of or bound by any Order.  To Parent’s knowledge, the Parent is in compliance in all material respects with all applicable Laws and Orders.  To Parent’s knowledge, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a material violation of or material failure to comply with any term or requirement of any Laws or Orders.

Section 4.10       Employee Benefit Plans.

(a)           Section 4.10(a) of the Parent Disclosure Letter contains a true and complete list of each incentive compensation, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA; deferred compensation or “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement under which Parent may have outstanding obligations; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (a “Parent ERISA Affiliate”), or to which Parent or any Parent ERISA Affiliate is a party, for the benefit of any current or former employee or director of Parent (collectively, the “Parent Employee Plans”).  Parent does not sponsor and has not sponsored any Parent Employee Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or directors of Parent, except as required by Section 4980B of the Code.  To the knowledge of Parent, no written or oral communication has been made that would prevent Parent from amending or terminating any Parent Employee Plan providing health or medical or life insurance benefits in respect of any retired, former or current employee or director of Parent. Neither Parent nor any Parent ERISA Affiliate has in the past six years maintained or contributed to any Parent Employee Plan or any plan that would be considered to be a Parent Employee Plan if in existence as of the date hereof that is subject to Title IV of ERISA or is a Multiemployer Plan as defined in Section 3(37) of ERISA.

(b)           No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and neither Parent nor any Parent ERISA Affiliate made, or was required to make, contributions to any Title IV Plan during the five (5) year period ending on the last day of the most recent Title IV Plan year ending prior to the Closing Date.

(c)           Each Parent Employee Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with applicable Law, including ERISA and the Code.

(d)           Each Parent Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a letter from the Internal Revenue Service stating that it is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and Parent is not aware of any facts or circumstances that could adversely affect the qualified status of any such Parent Employee Plan.

(e)           There are no pending or, to the knowledge of Parent, threatened material claims by or on behalf of any Parent Employee Plan, by any Person or beneficiary covered under any such Parent Employee Plan, or otherwise involving any such Parent Employee Plan (other than routine claims for benefits).

(f)           Parent does not maintain any deferred compensation plan that is subject to Section 409A of the Code.

Section 4.11       Taxes.

(a)           Except as set forth in Section 4.11(a) of the Parent Disclosure Letter: (i) all Tax Returns required to be filed by or on behalf of Parent have been timely and properly filed, and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) all material Taxes due and owing by Parent have been paid, or adequately reserved for on the Parent Balance Sheet, whether or not shown on any Tax Return, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and appear on the Parent Balance Sheet; (iii)  Parent has never received written notice of any Tax Claim from any Governmental Authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (iv) no Governmental Authority is now asserting or, to the knowledge of Parent, threatening in writing to assert against Parent any Tax Claim; (v) Parent has complied in all material respects with all Laws, rules and regulations relating to the payment and withholding of Taxes; (vi)  Parent has not been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated income Tax Return (other than the group the common parent of which is Parent) and does not have any liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; and (vii)  Parent is not a party to any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or, to Parent’s knowledge, any similar material written or unwritten agreement or arrangement with respect to Taxes to which Parent is a party or by which Parent is bound that will not be terminated on the Closing Date.

(b)           Except as set forth in Section 4.11(b) of the Parent Disclosure Letter, Parent has not (i) entered into a closing agreement or other similar agreement with a Taxing Authority relating to Taxes of Parent with respect to a taxable period for which the statute of limitations is still open or (ii) granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, in either case, that is still outstanding.  Except as set forth in Section 4.11(b) of the Parent Disclosure Letter, there are no Liens relating to Taxes upon the assets of Parent other than Liens relating to current Taxes not yet due and payable or Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP and appear on the Parent Balance Sheet.

(c)           Except as set forth in Section 4.11(c) of the Parent Disclosure Letter, no Tax Claim has been made by a Taxing Authority in a jurisdiction where Parent does not file Tax Returns that Parent is or may be subject to taxation by such jurisdiction and no power of attorney has been granted with respect to any matter relating to Taxes that is currently still in effect.

(d)           Parent was not, at any time during the applicable period set forth in Section 897(c)(1) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Except as set forth in Section 4.11(d) of the Parent Disclosure Letter, Parent has not been required to recognize income as a result of any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method initiated by Parent, and the IRS has not initiated or proposed any such adjustment or change in accounting method.  The Tax year of Parent for federal and state income Tax purposes is the fiscal year ended December 31.

(e)           Parent has made available to the Company (i) correct and complete copies of all U.S. federal income and all other material income Tax Returns of Parent for all taxable periods ended on or after December 31, 2007 and for any other taxable periods that remain open for audit by a Governmental Authority; (ii) copies of all examination reports and statements of deficiencies filed by, assessed against, or agreed to by Parent since inception; and (iii) copies of all private letter rulings, determination letters, closing agreements and other correspondence issued by or received from any Governmental Authority since inception with respect to Tax matters.

(f)           Parent will not be required to include any item of income in, or exclude any item of deduction from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, or (iii) any “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) or (iv) any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13(b) (or any analogous provision of state, local or foreign Law).

(g)           Parent is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by the Parent or the Company pursuant to Section 280G of the Code (or any analogous provision of state, local or foreign Law).

(h)           Parent has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i)            Parent has not entered into (i) a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or, (ii) a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

Section 4.12       Contracts.

(a)           Parent has filed with the SEC each Contract that was required to be filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K of the Securities Act (such Contracts, the “Parent Material Contracts”):

(b)           Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, each Parent Material Contract is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, and is in full force and effect and enforceable against each Person who is a party to such Parent Material Contract in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).  Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, Parent is not in material breach of or material default under any Parent Material Contract to which it is a party and, to the knowledge of Parent, no other party to any Parent Material Contract is in material breach thereof or material default thereunder.  Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, no event has occurred, is pending or, to the knowledge of Parent, threatened, which, after the giving of notice, lapse of time or otherwise, would constitute a material breach or material default by Parent under any Parent Material Contract to which it is a party or, to the knowledge of Parent, any other party to any Parent Material Contract.  Except as set forth in Section 4.12(b) of Parent Disclosure Letter, all Parent Material Contracts are in writing.

Section 4.13       Intellectual Property.

(a)           As used in this Agreement, “Parent Intellectual Property Rights” means the Intellectual Property Rights used in the conduct of the business of Parent anywhere in the world.

(b)           Section 4.13(b) of the Parent Disclosure Letter sets forth a complete and accurate list of all (i) issued Patents and pending Patent applications currently owned by or exclusively licensed to Parent (“Parent Patents”), (ii) Marks that are the subject of current registrations or pending applications that are currently owned by or exclusively licensed to Parent (“Parent Marks”), and (iii) Copyrights that are the subject of current registrations or pending applications and are currently owned by or exclusively licensed to Parent (“Parent Copyrights”).  To the knowledge of Parent, the foregoing registrations are in effect and subsisting.  Section 4.13(b) of the Parent Disclosure Letter also sets forth a complete and accurate list of all Patents, Marks and Copyrights that are licensed to Parent on a non-exclusive basis and that are material to the business of Parent, considered as a whole.

(c)           Except as set forth in Section 4.13(c) of the Parent Disclosure Letter (with specific reference to the subsections below for which such disclosure relates):

(i)          with respect to the Parent Intellectual Property Rights (A) purported to be owned by Parent, Parent exclusively owns such Parent Intellectual Property Rights and (B) licensed to Parent by a third party (other than commercial off the shelf software which is made available for a total cost of less than $5,000), such Parent Intellectual Property Rights are provided to Parent pursuant to a written license, sublicense or other agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens granted by Parent;

(ii)         All Parent Patents, Parent Marks and Parent Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and, to Parent’s knowledge, are valid and enforceable other than registrations for Patents, Marks or Copyrights, that Parent has determined, in the exercise of its reasonable business judgment, to allow to lapse or become abandoned or canceled.  Any Parent Patents, Parent Marks or Parent Copyrights that Parent has determined to allow to lapse or become abandoned or canceled are noted as such in Section 4.13(c)(ii) of the Parent Disclosure Letter.

(iii)        There are no pending, or, to Parent’s knowledge, threatened claims against Parent or any of their respective employees alleging that (A) the using, making, having made, selling, offering for sale, importing, copying or distributing of any ideas, creations, inventions, discoveries, improvements, designs, methods, algorithms, computer programs, written works, research, data and information of any kind owned or exclusively licensed to Parent, or (B) the conduct of the business of Parent infringes or conflicts with any Third Party Rights.

(iv)        To the Parent’s knowledge, neither the operation of the business of Parent as currently conducted, nor any activity of Parent, (A) infringes on or violates (or, following January 1, 2007, infringed on or violated) any Third Party Rights, or (B) constitutes a misappropriation of (or, following January 1, 2007, constituted a misappropriation of) any Third Party Rights or the subject matter of any Third Party Rights (in each of (A) and (B), other than the rights of any Person under any Patent), except for any such infringement, violation or misappropriation which, if found to have occurred, would not reasonably be likely to have a material effect on Parent.  To Parent’s knowledge, neither the operation of the business of Parent as currently conducted, nor any activity of Parent infringes on or violates (or, following January 1, 2007, infringed on or violated) the rights of any Person under any Patent.

(v)         No current or former employee or consultant of Parent owns any rights in or to any of the material Company Intellectual Property Rights exclusively licensed to, or purported to be owned by Parent.

(vi)        To Parent’s knowledge, there is no violation or infringement by a third party of any of the Parent Intellectual Property Rights owned by, or exclusively licensed to, Parent.

(vii)       Parent has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the business of Parent (the “Parent Trade Secrets”).  Each current and former employee and consultant of Parent and any other Person who has, or has had, access to material Parent Trade Secrets has executed a confidentiality agreement in the form or forms provided to Company, and, to Parent’s knowledge, there has not been any breach by any party of such confidentiality agreements.

Section 4.14      FDA.  As to each Pharmaceutical Product that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by Parent (each such product, a “Parent Pharmaceutical Product”), such Parent Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by Parent in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports, except where the failure to be in compliance would not have a Material Adverse Effect on Parent.  There is no pending, completed or, to Parent's knowledge, threatened action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against Parent, and Parent has not received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Parent Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Parent Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by Parent, (iv) enjoins production at any facility of Parent, (v) enters or proposes to enter into a consent decree of permanent injunction with Parent, or (vi) otherwise alleges any violation of any laws, rules or regulations by Parent, and which, either individually or in the aggregate, would have a Material Adverse Effect on Parent.  The properties, business and operations of Parent have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of the FDA.  Parent has not been informed by the FDA that the FDA will prohibit the marketing, sale, license or use in the United States of any product proposed to be developed, produced or marketed by Parent nor has the FDA expressed any concern as to approving or clearing for marketing any product being developed or proposed to be developed by Parent.

Section 4.15      Real Property; Leases.  Parent does not own any real property.  Section 4.15 of the Parent Disclosure Letter lists all Leases.  A true and correct copy of each Lease has been made available to Parent.  Each Lease is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, is in full force and effect and enforceable against each Person who is a party to such Lease in accordance with its terms, except to the extent that such enforcement may be subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).  Except as set forth in Section 4.15 of the Parent Disclosure Letter, no action has been taken or omitted by Parent and, to Parent’s knowledge, no other event has occurred or condition exists, that constitutes, or after notice or lapse of time or both would constitute, a material default under any Lease.

Section 4.16      Environmental Matters.

(a)           Except as set forth in Section 4.16(a) of the Parent Disclosure Letter, Parent is in material compliance with all applicable Environmental Laws and holds and is in material compliance with all material Permits required under all Environmental Laws in connection with the business of Parent.

(b)           Except as set forth in Section 4.16(b) of the Parent Disclosure Letter, there is no suit, proceeding, litigation, action, claim, investigation, demand, or notice of violation or potential responsibility pending, or, to Parent’s knowledge, threatened against Parent relating to material noncompliance with, or potential material liability under, any Environmental Law.

(c)           Except as set forth in Section 4.16(c) of the Parent Disclosure Letter, Parent does not own or operate any underground storage tanks regulated under Environmental Laws.

(d)           Except as set forth in Section 4.16(d) of the Parent Disclosure Letter, to the Parent’s knowledge, the operations of Parent have not resulted in any release of hazardous materials or substances on any real property now or formerly operated or leased by Parent that would be reasonably likely to result in a material liability pursuant to applicable Environmental Laws.

Section 4.17      Insurance. Section 4.17 of the Parent Disclosure Letter sets forth a list of all policies of insurance maintained, owned or held by or for the benefit of Parent on the date hereof.  Parent has complied with each such insurance policy and has not failed to give any notice or present any claim thereunder in a due and timely manner.  Parent shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date.

Section 4.18      Employee Matters.

(a)           As of the date of this Agreement, Parent does not directly retain any individuals as independent contractors or consultants who work at Parent.

(b)           Except as set forth on Section 4.18(b) of the Parent Disclosure Letter, (i) there is no, and during the three (3) year period prior to the date of this Agreement there has not been any, labor strike, picketing of any nature, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to Parent’s knowledge, threatened against or affecting the business of Parent; (ii) to the knowledge of Parent, Parent has no duty to bargain with any Union of any employee of Parent (“Parent Employee”) with respect to wages, hours or other terms and conditions of employment; and (iii) to Parent’s knowledge, no Union claims or demands to represent any Employee, there are no organizational campaigns in progress with respect to any Employee and no question concerning representation of such individuals exists.

(c)           Except as set forth on Section 4.18(c) of the Parent Disclosure Letter, (i) Parent is not delinquent in any material payments to any Parent Employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Parent Employee; (ii) to the knowledge of Parent, there are no pending complaints of employment discrimination or  retaliation; (iii) to the knowledge of Parent, none of the employment policies or practices of Parent is currently being audited or investigated or subject to imminent audit or investigation by any Governmental Authority; and (iv) neither Parent nor any of its officers or senior managers is subject to any order, decree, injunction or judgment by any Governmental Authority or, to the knowledge of Parent, private settlement contract which would limit the ability of such officers or senior managers to work for Parent.

Section 4.19      Finders’ or Advisors’ Fees.  Except as set forth in Section 4.19 of the Parent Disclosure Letter, for Rodman and Renshaw, LLC, which fees shall be paid at or prior to Closing, there are no investment bankers, brokers, advisors, finders or other intermediaries that have been retained by or are authorized to act on behalf of Parent who are entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.20      Transactions With Affiliates.  Except as set forth in Section 4.20 of the Parent Disclosure Letter, there are no Contracts, Leases or commitments between Parent, on the one hand, and any of Parent’s Affiliates, or any (current or former) officer, director, employee of Parent, on the other hand, except for employment agreements as set forth in Section 4.12 of the Parent Disclosure Letter, and there is no Indebtedness owing by any such aforementioned Person to or from Parent.

Section 4.21      No Illegal Payments.  Neither Parent, nor any of its directors, officers, or, to Parent’s knowledge, employees or agents, directly or indirectly, has (a) given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person, or (b) made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, in each case that might subject Parent to any damage or penalty in any civil, criminal or governmental litigation, claim, suit, action, or proceeding.

Section 4.22      Assets.  Parent has good and valid title to or a valid leasehold interest in or a valid right to use, all of its Assets that are material to its business, except for such failures to have title or a leasehold interest or a right to use that, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.  The Assets are in good repair in all material respects (except for ordinary wear and tear and the need for routine maintenance) and have been maintained in all material respects in accordance with reasonable industry practices.

Section 4.23     Disclosure.  None of the information furnished or made available by Parent in this Agreement (including in the Parent Disclosure Letter hereto) or in any certificate or document delivered pursuant hereto by Parent at or prior to the Closing Date, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE V

COVENANTS

Section 5.1        Conduct of the Business Pending the Merger.  From and after the date hereof and prior to the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, the Company, Parent and Merger Subsidiary each covenant and agree that their respective businesses shall be conducted in the ordinary course of business.  Each of the Company and Parent shall keep and maintain its assets in good operating condition and repair (ordinary wear and tear excepted) and use its reasonable best efforts consistent with good business practice to maintain its business organization intact and to preserve its relationships with customers, suppliers, licensors, business partners, employees and others having business relations with it.

Section 5.2        Requisite Shareholder Approval.  The Company shall use its reasonable best efforts to obtain and deliver to Parent, concurrently with the execution and delivery of this Agreement, written consents of the Company Shareholders, in the form satisfactory to Parent, pursuant to the requirements of the WBCL, which contain the Requisite Shareholder Approval (the “Company Shareholder Written Consents”).

Section 5.3        Access to Information; Confidentiality.

(a)           Subject to compliance with applicable Law and Section 5.3(b), the Company and Parent shall give each other and their Representatives reasonable access to their respective personnel, properties, books and records during normal business hours, furnish each other and their Representatives such financial and operating data and all other information as such Persons may reasonably request and shall instruct its Representatives to cooperate with each other in their investigation of each other’s businesses.  Each of the Company and Parent will, and will cause each of its Representatives to, use its reasonable best efforts to minimize any disruption to the businesses of each other that may result from requests for access, data and information hereunder.

(b)           All information provided or obtained in connection with the transactions contemplated by this Agreement will be kept confidential by the Company and Parent in accordance with that certain Confidentiality Agreement, dated October 21, 2010, between Parent and the Company (the “Confidentiality Agreement”).  In complying with the provisions of this Section 5.3(b), the Company and Parent agree to cooperate with each other to preserve any attorney-client privilege, work product doctrine or any other applicable privilege relating to any information provided to either Person; provided that nothing herein shall entitle either Person to fail to disclose to the other any information requested by such first Person in good faith.

Section 5.4        Regulatory Filings; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, but in no event later than the End Date (as defined below), the Merger and the other transactions contemplated hereby in accordance with the terms of this Agreement, including (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals and authorizations from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (iii) the obtaining of all necessary waivers, consents, approvals and authorizations from Third Parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement.  Notwithstanding the foregoing, nothing herein shall require Parent, in order to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, to agree to sell, divest or license any assets or business or agree to restrict any business conducted by or currently proposed to be conducted by Parent, the Company or any of its Subsidiaries, or to litigate or formally contest any proceedings relating to any regulatory approval process in connection with the Merger.  The Company shall agree if, but solely if, requested by Parent in writing to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company in furtherance of this Section 5.4; provided, however, that any such action may be conditioned upon the consummation of the Merger and other transactions contemplated hereby.  In addition, upon the terms and subject to the conditions herein provided and subject to the parties’ obligations under applicable Law, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to materially delay or prevent the satisfaction by the End Date of the condition set forth in Section 6.1(a).  Each of Parent and the Company undertakes and agrees to file as soon as practicable, but in no event later than ten (10) days after the date of this Agreement, a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and to make as soon as practicable such filings and apply as soon as practicable for such approvals and consents as are required under any other applicable Laws.  Parent and Company shall seek early termination of the waiting period under the HSR Act.

Section 5.5        Public Announcements.

The initial press release with respect to the Merger shall be a joint press release, to be agreed upon by Parent and the Company.  Thereafter, Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall, consult with each other and obtain the approval of the other (which approval shall not be unreasonably withheld or delayed) before issuing, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by applicable Law or court process.

Section 5.6        Further Assurances.

Parent and the Company, at the request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all approvals of any Governmental Authority or other Person required in connection with the Merger; provided, however, that neither Parent nor (unless approved and so directed by Parent in advance) the Company shall be obligated to agree to sell, divest or license any assets or business or agree to restrict in any respect any business conducted by or currently proposed to be conducted by Parent, the Company or any of its Subsidiaries).  At and after the Effective Time, the officers and directors of the Surviving Corporation (or any successor thereto) shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, as the case may be, any documents or instruments, and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Subsidiary, reasonably necessary to vest, perfect, confirm, record or otherwise in the Surviving Corporation (or any successor thereto) any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation (or any successor thereto) as a result of, or in connection with, the Merger and to otherwise accomplish the purpose and intent of this Agreement and the transactions contemplated hereby.

Section 5.7        Notice of Breach; Updates to Disclosure Letters.  From the date hereof through the Closing, the Company and Parent shall give prompt written notice to each other of the occurrence, or failure to occur, after the date hereof, of any event which occurrence or failure to occur has caused or would be reasonably likely to cause any representation or warranty contained in this Agreement or in any section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, to be untrue or inaccurate in any material respect and any failure of the Company, on the one hand, or Parent or Merger Subsidiary, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any such party hereunder.  Such written notice shall not be deemed to have amended any section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, or any certificate or document to be delivered hereunder, or modified any representation or warranty or any covenant condition or agreement.

Section 5.8        Indemnification; D&O Insurance.

(a)           For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation (or any successor thereto) to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company (the “Indemnified Parties”) from and against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments and settlement amounts that are paid or incurred in connection with any pending, threatened or completed claim, action, suit, formal or informal proceeding or formal or informal investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is (i) based on, or arises out of, actions or omissions occurring prior to the Effective Time in such capacity as a director or officer of the Company or (ii) based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case under clause (i) or clause (ii) above, to the fullest extent a corporation is permitted under applicable Law to indemnify its own directors or officers, as the case may be (and Parent or the Surviving Corporation (or any successor thereto) shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition thereof.

(b)           Subject to applicable Laws, Parent and Merger Subsidiary agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company on or prior to the Effective Time provided for in the Company Organizational Documents or otherwise in effect as of the date hereof shall continue in full force and effect in all material respects for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.  Notwithstanding the foregoing, no right to indemnification or exculpation shall exist with respect to any liabilities of a shareholder of the Company solely in its capacity as a shareholder.  The Company represents and warrants to Parent and Merger Subsidiary that, as of the date hereof, no claim for indemnification has been made by any director, officer, employee, fiduciary or agent of the Company.

(c)           At or prior to the Effective Time, the Company shall purchase an extended reporting period endorsement with respect to the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers (the “Tail Policy”), in a form reasonably acceptable to Parent, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the directors’ and officers’ liability insurance coverage presently maintained by the Company, and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company.

(d)           The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 5.8(c), respectively, and his or her heirs and legal representatives, and shall be in addition to, and shall not impair, any other rights an Indemnified Party may have under the Company Organizational Documents, as applicable, or the comparable organization documents of the Surviving Corporation (or any successor thereto) or any of its Subsidiaries, under applicable Law or otherwise.  Parent shall ensure that the Surviving Corporation (or any successor thereto) complies with all of its obligations under this Section 5.8.

(e)           In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.8.  The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.8 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

Section 5.9       Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid by Parent when due.  All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be prepared and filed when due by the party primarily responsible under applicable law for filing such Tax Returns, and, if required by applicable Law, the Parent, as applicable, will join in the execution of any such Tax Returns.

Section 5.10       Takeover Statutes.  If any takeover statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate the effects of such takeover statute and any of the transactions contemplated hereby.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1         Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Antitrust.  Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired.

(b)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute or Law (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger, and there shall be no pending action or proceeding before any Governmental Authority seeking any such judgment, order or decree; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(c)           Requisite Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(d)           Financing.  Parent shall have received irrevocable subscriptions, subject only to the consummation of the Merger, for an aggregate amount of not less than the minimum amount required to complete the Financing in accordance with the terms of the Securities Purchase Agreement.

Section 6.2         Conditions to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date and (ii) to the extent such representations and warranties are qualified with regard to “materiality” or “Material Adverse Effect,” in which case they shall be true and correct.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all agreements, obligations and covenants required to be performed by or complied with it under this Agreement at or prior to the Closing Date.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(c)           No Litigation.  There shall not be pending any suit or formal proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Subsidiary of any Shares or Company Options, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of Shares (or shares of capital stock of the Surviving Corporation) by Parent or Merger Subsidiary, (ii) seeking to prohibit or limit the ownership or operation by the Company, or by Parent or any of its Subsidiaries, of any portion of any business or of any assets of the Company or Parent or any of its Subsidiaries, (iii) seeking to obtain from the Company, Parent or Merger Subsidiary any damages with respect to the transactions contemplated hereby (including the Merger), which in the case of clauses (i), (ii) and (iii) above would have, individually or in the aggregate, a Material Adverse Effect on either the Company or Parent, as the case may be.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, development or change, individually or in the aggregate with other events, developments or changes, which has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company.  Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(e)           Consents.  All authorizations, consents or approvals of any and all Governmental Authorities and third parties necessary for the consummation of the transactions contemplated hereby or identified on Schedule 6.2(e) shall have been obtained and be in full force and effect.

(f)           Opinions of Counsel.  Parent shall have received an opinion letter of Michael Best & Friedrich LLP, special counsel to the Company, dated as of the Closing date, in the form of Exhibit B-1.  Parent shall have received an opinion letter of Neider & Boucher, S.C., special counsel to the Company, dated as of the Closing date, in the form of Exhibit B-2.

(g)           Shareholder Approval.  The Company shall have obtained the approval and adoption of the Agreement and the Merger by the affirmative vote of holders of at least 75% of the then outstanding shares of Company Common Stock.

(h)           Accredited Investors.  The Company shall have delivered to Parent evidence reasonably satisfactory to Parent that each of the Company Shareholders is “accredited” within the meaning of Rule 501(a) promulgated under the Securities Act.

(i)           Indebtedness.  Except as set forth on Schedule 6.2(i), the Company shall have no Indebtedness.

(j)           Delivery of Certificates.  The Company shall have delivered to Parent an executed certificate, dated as of the Closing Date, certifying in a form reasonably satisfactory to Parent, pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that the capital stock of the Company is not a U.S. real property interest.

Section 6.3         Conditions to Obligation of the Company.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case only as of such earlier date and (ii) to the extent such representations and warranties are qualified with regard to “materiality” or “Material Adverse Effect,” in which case they shall be true and correct.  The Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by the chief executive officer or chief financial officer of Parent and Merger Subsidiary, respectively, to such effect.

(b)           Performance of Obligations of Parent and Merger Subsidiary.  Parent and Merger Subsidiary shall have each performed in all material respects all agreements, obligations and covenants required to be performed by or complied with it under this Agreement at or prior to the Closing Date.  The Company shall have received a certificate signed on behalf of Parent and Merger Subsidiary by the chief executive officer or chief financial officer of Parent and Merger Subsidiary, respectively, to such effect.

(c)           No Litigation.  There shall not be pending any suit or formal proceeding by any Governmental Authority (i) challenging the acquisition by Parent or Merger Subsidiary of any Shares or Company Options, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of Shares (or shares of capital stock of the Surviving Corporation) by Parent or Merger Subsidiary, (ii) seeking to prohibit or limit the ownership or operation by the Company, or by Parent or any of its Subsidiaries, of any portion of any business or of any assets of the Company or Parent or any of its Subsidiaries, (iii) seeking to obtain from the Company, Parent or Merger Subsidiary any damages with respect to the transactions contemplated hereby (including the Merger), which in the case of clauses (i), (ii) and (iii) above would have, individually or in the aggregate, a Material Adverse Effect on either the Company or Parent, as the case may be.

(d)           No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event, development or change, individually or in the aggregate with other events, developments or changes, which has resulted or would reasonably be expected to result in a Material Adverse Effect on Parent.  The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

(e)           Opinion of Counsel.  The Company shall have received an opinion letter of Foley Hoag LLP, counsel to Parent, dated as of the Closing date, in the form of Exhibit C.

(f)           Letters of Resignation.  Parent shall have received and accepted letters of resignation from the following members of the Board of Directors of Parent: Michael Doyle, Sim Fass and David McWilliams, which resignations shall be effective upon the consummation of the Merger.

(g)           Election of Directors.  The Board of Directors of Parent shall have elected Rock Mackie, John Niederhuber, Michael Tweedle, John Neis and Jamey Weichert as members of the Board of Directors, effective immediately following the consummation of the Merger.

Section 6.4         Frustration of Closing Conditions.

None of the Company, Parent or Merger Subsidiary may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.4 and Section 5.6.

ARTICLE VII

TERMINATION AND EXPENSES

Section 7.1         Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided below, notwithstanding any approval of this Agreement by the Company Shareholders):

(a)           by mutual written consent of the Company and Parent; or

(b)           by either the Company or Parent,

(i)          if the Merger has not been consummated as of April 11, 2011 (the “End Date”);

(ii)         if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any Restraint enjoining Parent, Merger Subsidiary or the Company from consummating the Merger is entered and such Restraint shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) is not available to a party that has not fulfilled its obligations under Section 5.4 or Section 5.6 with respect to such Restraint; or

(iii)        if there shall have been a breach by the other of any of its respective representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 6.2(a) or (b) (in the case of a breach by the Company), or Section 6.3(a) or (b) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within forty five (45) days after the giving of written notice thereof by the Company or Parent, as applicable, to the other.

The party desiring to terminate this Agreement pursuant to clause (b) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.3, specifying the provision hereof pursuant to which such termination is effected.

Section 7.2         Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and of no effect with no liability or further obligation on the part of any party hereto, except (a) that this Section 7.2, Section 4.3(b) (Confidentiality), Section 7.3 (Fees and Expenses), Article XIII (Miscellaneous) and the agreements contained in the Confidentiality Agreement (to the extent set forth therein), shall survive the termination hereof and (b) that no such termination shall relieve any party of any liability or damages resulting from any willful or intentional breach by that party of its covenants or other obligations under this Agreement to be performed prior to the Closing Date.

Section 7.3         Fees and Expenses.

Other than as specifically provided in this Section 7.3 or as required by applicable Law, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated, except that filing fees payable under or pursuant to the HSR Act shall be paid by Parent whether or not the Merger is consummated.

ARTICLE VIII

MISCELLANEOUS

Section 8.1         Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Subsidiary contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their express terms survive the Effective Time shall survive the Effective Time.

Section 8.2         Amendments; No Waivers.

(a)           Any provision of this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto) may be amended or waived prior to the Effective Time, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the receipt of the Requisite Shareholder Approval, if any such amendment or waiver shall by Law require further approval of the Company Shareholders, the effectiveness of such amendment or waiver shall be subject to the approval of the Company Shareholders.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.3         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in Person, by facsimile (receipt confirmed) or by overnight courier or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent, Merger Subsidiary or the Surviving Corporation, to:

Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA  02458
Attention:  Harry S. Palmin, President and CEO
Facsimile No.:  (617) 964-6331

with a copy (which shall not constitute notice) to:

Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210
Attention:  Paul Bork
Facsimile No.:  (617) 832-7000

if to the Company, to:

Cellectar, Inc.
3301 Agriculture Drive
Madison, WI 53716
Attention:  Jamey Weichert
Facsimile No.:  (608) 441-8121

with a copy (which shall not constitute notice) to:

Michael Best & Friedrich LLP
One South Pinckney Street, Suite 700
Madison, Wisconsin 53703
Attention:  Gregory J. Lynch, Esq.
Melissa M. Turczyn, Esq.
Facsimile No.:  (608) 283-2275

with a copy (which shall not constitute notice) to:

Neider & Boucher, S.C.
University Research Park
401 Charmany Drive, Suite 310
Madison, Wisconsin 53719
Attention:  Charles E. Neider, Esq.
Facsimile No.: (608) 661-4510

Section 8.4         Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 8.5         Governing Law.

This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the WBCL, as to matters within the scope thereof, and by the Laws of The Commonwealth of Massachusetts (without regard to principles of conflicts of Laws) as to all other matters.

Section 8.6         Consent to Jurisdiction.

Except as provided in Section 8.11 (Specific Performance) herein, each of the parties hereto: (a) irrevocably consents to submit itself to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Boston in the Commonwealth of Massachusetts, for the purpose of any action or proceeding arising out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that, except in any action brought against a party in another jurisdiction by an independent third party, it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court of competent jurisdiction located in the City of Boston in the Commonwealth of Massachusetts, except for the purpose of enforcing any award or decision.

Section 8.7         Counterparts; Effectiveness.

This Agreement may be executed in one or more counterparts, including by facsimile or PDF signature, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.8         Entire Agreement.

This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof and thereof.

Section 8.9         Third Party Beneficiaries.

Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such permitted successors and assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that, from and after the Closing Date, the provisions of Section 5.8 hereof are intended to be for the benefit of, and shall be enforceable by, all current or former directors and officers of the Company (in all of their capacities) affected thereby.

Section 8.10       Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.11       Specific Performance.

The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, without bond or other security being required, this being in addition to any other remedy to which any other party is entitled at law or in equity.

Section 8.12       No Setoff.

Each of the parties hereto acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and will not, offset any amounts due and owing (or to become due and owing) under this Agreement to any other party hereto or thereto or such party’s Affiliates against any amounts due and owing from such other party or such other party’s Affiliates under this Agreement or any other agreement, contract or understanding.

Section 8.13       Construction.

(a)           The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, (i) the term “including” shall mean “including, without limitation,” (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Company Disclosure Letter, the Parent Disclosure Letter and the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified, (iv) the words “date hereof” shall mean April 8, 2011, (v) the word “or” shall not be exclusive and (vi) Parent, Merger Subsidiary and the Company will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

(b)           The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c)           Any reference to any federal, state, local or non-United States Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any predecessor or successor Law, rules and regulations, in each case as amended or as otherwise modified from time to time, unless the context otherwise requires.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CELLECTAR, INC.

By:	/s/ Jamey P. Weichert
Name: Jamey P. Weichert
Title: Interim President and Chief Executive Officer

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Name: Harry S. Palmin
Title: President and Chief Executive Officer

CELL ACQUISITION CORP.

By:	/s/ Harry S. Palmin
Name: Harry S. Palmin
Title: President

Omitted Exhibits and Schedules

The following exhibits and schedules have been omitted:

1.  Exhibit A – Knowledge of Parent - List of Individuals;
2.  Exhibit B-1 – Form of Opinion of Michael Best & Friedrich LLP;
3.  Exhibit B-2 – Form of Opinion of Neider & Boucher, S.C.;
4.  Exhibit C – Form of Opinion of Foley Hoag LLP;
5.  Company Disclosure Letter;
6.  Parent Disclosure Letter;
7.  Schedule 6.2(e) - Consents; and
8.  Schedule 6.2(i) – Indebtedness.

Novelos Therapeutics, Inc. agrees to furnish supplementally a copy of these omitted exhibits and schedules to the Securities and Exchange Commission upon request.